News Release

Contact: Rennie Faulkner

Executive Vice President & CFO

(731) 668-2444

KIRKLAND’S ANNOUNCES TERMINATION OF JACK LEWIS

JACKSON, Tenn. (February 8, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced that its Board of Directors has terminated the employment of Jack E. Lewis as President and Chief Executive Officer of the Company, effective immediately.

At the request of the Board of Directors, Robert Alderson, Chairman of the Board, will serve as President and Chief Executive Officer on an interim basis. The Board is launching an immediate search for a Chief Executive Officer. Commenting on the announcement, Mr. Alderson said, “Our management team remains optimistic about the future of Kirkland’s. We are actively engaged in finding a chief executive who can lead this talented and experienced team, and who can help us build a strong and successful company for the long term.”

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 334 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2005. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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